Exhibit 4.3
NEUROCRINE BIOSCIENCES, INC.
AND
U.S. BANK NATIONAL ASSOCIATION,
as Trustee
FIRST SUPPLEMENTAL INDENTURE
Dated as of December 20, 2021
2.25% Convertible Senior Notes due 2024

FIRST SUPPLEMENTAL INDENTURE, dated as of December 20, 2021 (this “Supplemental Indenture”), among Neurocrine Biosciences, Inc., a Delaware corporation (the “Company”), as issuer, and U.S. Bank National Association, a national banking association organized under the laws of the United States of America, as trustee (the “Trustee”), to the Indenture, dated as of May 2, 2017 (as supplemented or otherwise modified prior to the date hereof, the “Indenture”), between the Company and the Trustee.
WHEREAS, the Company has heretofore executed and delivered the Indenture, pursuant to which the Company issued its 2.25% Convertible Senior Notes due 2024 (the “Notes”) in the original aggregate principal amount of $517,500,000;
WHEREAS, Section 8.01(G) of the Indenture provides that the Company and the Trustee may amend or supplement the Indenture without the consent of any Holder to irrevocably elect or eliminate any Settlement Method or Specified Dollar Amount; provided, however, that no such election or elimination will affect any settlement method theretofore elected (or deemed to be elected) with respect to any Note pursuant to Section 5.03(A) of the Indenture;
WHEREAS, in connection with the execution and delivery of this Supplemental Indenture, the Trustee has received an Officer’s Certificate and an Opinion of Counsel as contemplated by Sections 8.06, 11.02 and 11.03 of the Indenture; and
WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture and have satisfied all requirements necessary to make this Supplemental Indenture a valid instrument in accordance with its terms.
WITNESSETH:
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company covenants and agrees with the Trustee as follows for the equal and ratable benefit of the Holders:
ARTICLE 1
DEFINITIONS
Section 1.01. Definitions in the Supplemental Indenture. Unless otherwise specified herein or the context otherwise requires:
(a) a term defined in the Indenture has the same meaning when used in this Supplemental Indenture unless the definition of such term is amended or supplemented pursuant to this Supplemental Indenture;
(b) the terms defined in this Article and in this Supplemental Indenture include the plural as well as the singular; and
(c) unless otherwise stated, a reference to a Section or Article is to a Section or Article of this Supplemental Indenture.
ARTICLE 2
SETTLEMENT METHOD
Section 2.01. Irrevocable Elimination of Physical Settlement. In accordance with Section 8.01(G) of the Indenture, the Company hereby irrevocably elects to eliminate Physical Settlement; provided that this election shall not affect any Settlement Method heretofore elected (or deemed to be elected).
Section 2.02. Amendment

The definition of “Specified Dollar Amount” in Section 1.01 of the Indenture is hereby amended and restated in its entirety to read as follows:
“Specified Dollar Amount” means, with respect to the conversion of a Note to which Combination Settlement applies, the maximum cash amount per $1,000 principal amount of such Note deliverable upon such conversion (excluding cash in lieu of any fractional share of Common Stock); provided that the Specified Dollar Amount shall in no event be less than $1,000.
ARTICLE 3
MISCELLANEOUS
Section 3.01. Ratification of Indenture. The Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.
Section 3.02. Trustee Not Responsible for Recitals. The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture. All of the provisions contained in the Indenture in respect of the rights, privileges, immunities, powers, and duties of the Trustee shall be applicable in respect of the Supplemental Indenture as fully and with like force and effect as though set forth in full herein.
Section 3.03 Successors. All agreements of the Company and the Trustee in this Supplemental Indenture will bind their respective successors.
Section 3.04. Governing Law. THIS SUPPLEMENTAL INDENTURE AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
Section 3.05. Headings, Etc. The titles and headings of the articles and sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.
Section 3.06. Execution in Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.
Section 3.07. Severability. In the event any provision of this Supplemental Indenture, or any portion thereof, shall be invalid, illegal or unenforceable, then (to the extent permitted by law) the validity, legality or enforceability of the remaining provisions, or any portion thereof, shall not in any way be affected or impaired.
Section 3.08. Waiver of Jury Trial. EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE OR THE TRANSACTIONS CONTEMPLATED HEREBY.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

NEUROCRINE BIOSCIENCES, INC.

By:
Name:	Matthew C. Abernethy
Title:	Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION,
as Trustee
By:
Name:	Benjamin Krueger
Title:	Vice President

SIGNATURE PAGE TO FIRST SUPPLEMENTAL INDENTURE